Exhibit 10.29

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made effective as of May 12th, 2006 (the “Effective Date”) by and between Novasys Medical, Inc., a Delaware corporation with a place of business at 39684 Eureka Drive, Newark, California 94560 (“Novasys”) and Curon Medical, Inc., a Delaware corporation with a place of business at 46117 Landing Parkway, Fremont, California 94538 (“Curon”). Novasys and Curon are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties”.

BACKGROUND

A. Curon owns or controls certain patent rights pertaining to the ablation of tissue and/or collagen denaturation of tissue in and around the gastrointestinal tract and the treatment of sphincters throughout the body.

B. Novasys is in the business of manufacturing medical devices designed to treat certain Genito-Urinary Conditions in males and females such as urinary incontinence by denaturing tissue in and around the urinary sphincter.

C. Novasys desires to obtain and Curon desires to grant a license under certain patents controlled by Curon (as defined below), all on the terms and conditions set forth herein below.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the following meanings as used in this Agreement:

1.1 “Affiliate” means any Person which is directly or indirectly controlling, controlled by or under common control of a Party, only for so long as such control exists. As used in this Section 1.1, “control” means: (i) in the case of any corporate Person, direct or indirect ownership of fifty percent (50%) or more of the stock having the right to vote for the election of directors, (ii) in the case of any non-corporate Person, direct or indirect ownership of fifty percent (50%) or more of the equity or income interest, or (iii) in the case of any Person, the direct or indirect ownership or control (by contract, operation of Law or otherwise) of the power to direct the management and policies of such Person.

1.2 “Control” means, as to a particular Patent, possession by the applicable Party or its Affiliate of the power and authority, whether arising by ownership, license or other authorization to grant and authorize under such Patent the right, license or sublicense, as applicable, within the scope granted in this Agreement. “Controlled” and “Controlling” have their correlative meanings.

1.3 “Curon Patents” means (i) the present and currently pending Patents Controlled by Curon as of the Effective Date, that reasonably relate to or are otherwise useful in the Novasys Field, as are listed in Schedule 1.3.1 (collectively “Existing Field Patents”); and (ii) any Patent Controlled by Curon that is filed after the Effective Date of this Agreement and that claims priority to at least one of the Existing Field Patents under 35 U.S.C. § 120 or that claims priority to at least one of the Other Patents under 35 U.S.C. § 120 and that reasonably relates to or are otherwise useful in the Novasys Field (collectively, “Future Field Patents”). Curon Patents shall not include any Patent Controlled by Curon under a license granted by a Third Party that is limited to an exclusive field of use outside the Novasys Field or that otherwise does not grant Curon the right to sublicense in the Novasys Field (as are listed in Schedule 1.3.2).

1.4 “Excluded Field” means methods and/or apparatuses not included in the Novasys Field, including, but not limited to those used for or useful in the ablation of any tissue for the purpose of treating: (a) dyspepsia; (b) fecal incontinence; (c) gastroesophageal reflux disease; (d) gastroparesis; (e) hemorrhoids; (f) hiatal hernia; (g) obesity; (h) any sphincter dysfunction in the Gastro-Intestinal tract; (i) Barrett’s Esophagus; or (j) the ablation of vascular tissue.

1.5 “Intellectual Property Rights” means present patents, rights of inventorship, copyrights, rights of authorship, inventions, all applications, registrations and renewals in connection with any of the above, know-how, trade secrets, and all other intellectual and industrial property rights.

1.6 “Law” means, individually and collectively, any and all laws, ordinances, rules, directives and regulations of any kind whatsoever of any governmental or regulatory authority.

1.7 “Licensed Intellectual Property” means collectively (i) all Intellectual Property Rights related to the inventions described in United States Patent No. 6,971,395 or a Patent that issues therefrom; (ii) the Existing Field Patents; (iii) the Future Field Patents; and (iv) the Licensed Materials.

1.8 “Licensed Materials” means all physical, written, graphic and/or machine readable materials relating to any of the subject matter claimed in United States Patent No. 6,971,395 (an Existing Field Patent), including, but not limited to, lab notebooks, documentation, testing protocols/reports, designs, and models/prototypes.

1.9 “New Novasys Field Patents” means original and continuation in part patent applications filed by Novasys, following the Effective Date, anywhere in the world that (i) claim priority to at least one of the Curon Patents or one of the Other Patents, under 35 U.S.C. § 120; and (ii) claim inventions within the Novasys Field, and any Patents issuing therefrom. New Novasys Field Patents does not include Patent Continuations (as defined in Section 2.1.4).

1.10 “Novasys Field” means methods and apparatus for the treatment of Genito-Urinary Conditions in males and females. The Novasys Field specifically includes, but is not limited to, present and future Novasys devices and generators for the treatment of urinary incontinence. The Novasys Field specifically excludes the Excluded Field.

1.11 “Other Patents” means the Patents listed on Schedule 1.11.1 that are present or currently pending and Controlled by Curon that are not reasonably related to or otherwise useful in the Novasys Field.

1.12 “Patent” means any of the following, whether existing now or in the future anywhere in the world: (i) any issued patent, including inventor’s certificates, utility model, substitutions, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including any continuation, divisional, substitution, additions, continuations-in-part, provisional and converted provisional applications.

1.13 “Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.14 “Prosecution and Maintenance” means, with respect to a specific Patent, the preparation, filing for, prosecution, maintenance thereof and the conduct of interferences, re-examinations, reissues, oppositions or requests for patent term extensions with respect thereto; “Prosecute and Maintain” shall have the correlative meaning.

1.15 “Third Party” means any Person other than Curon or Novasys, or their respective Affiliates.

ARTICLE 2

LICENSE GRANTS

2.1 License to Novasys.

2.1.1 Grant. Subject to the terms and conditions of this Agreement, Curon hereby grants to Novasys a worldwide, irrevocable, royalty-free, fully paid-up, perpetual exclusive license in the Novasys Field under the Licensed Intellectual Property to make, have made, use, sell, offer for sale, import and otherwise exploit products covered by any of the Licensed Intellectual Property, and have any and all of the foregoing performed on its behalf, in each case solely for applications in the Novasys Field.

2.1.2 Sublicensing. The license granted to Novasys under Section 2.1.1 shall include the right to grant and authorize unlimited sublicenses within the scope of such license.

2.1.3 New Novasys Field Patents. Curon acknowledges that Novasys has the right to file New Novasys Field Patents. Curon shall use reasonable efforts to assist Novasys in applying for New Novasys Field Patents, including assistance with obtaining inventor review of patent filings and signatures on patent documents and providing any documents or information in its possession with respect thereto.

2.1.4 Other Patents. Curon acknowledges that Novasys has the right to base a claim of priority under 35 U.S.C. § 120 on any Curon Patent and on any Other Patent for any application filed by Novasys that claims inventions within the Novasys Field (the “Priority Right”), including the right to file a continuation or divisional of a Curon Patent or Other Patent that claims inventions within the Novasys Field. To the extent that Novasys files a continuation or divisional of one of the Curon Patents or Other Patents having at least one claim that reasonably relates to or is otherwise useful in the Novasys Field and that incorporates a substantially identical specification as the underlying Curon Patent or Other Patent, as the case may be (the “Patent Continuation”), the Patent Continuation shall, at Novasys’ written request, be added to Schedule 1.3.1 and be treated as a Curon Patent and shall constitute Licensed Intellectual Property under this Agreement. Curon further acknowledges that any assignment of the Other Patents (including in bankruptcy) to any Affiliate or Third Party shall be subject to the foregoing Priority Right. Curon shall use reasonable efforts to assist Novasys in applying for Patent Continuations, including assistance with obtaining inventor review of patent filings and signatures on patent documents and providing any documents or information in its possession with respect thereto.

2.1.5 Covenant Not to Sue. Curon hereby covenants (i) that within the Novasys Field, Curon shall not commence, aid, prosecute or cause to be commenced or prosecuted any legal action or other proceeding alleging infringement (direct or contributory) or inducement of infringement of any Other Patents (including any Patent that may later issue on a pending application within the Other Patents) against Novasys, its Affiliates and their sublicensees, distributors, customers and (ii) that any assignment of the Other Patents (including in bankruptcy) to any Affiliate or Third Party shall be subject to the foregoing covenant not to sue. Furthermore, the foregoing covenant not to sue shall inure to the benefit of any successor in interest to Novasys and its Affiliates and accordingly any such successor in interest shall have the right to enforce this covenant not to sue.

ARTICLE 3

PAYMENTS

3.1 Consideration. In consideration of the rights and licenses granted by Curon to Novasys hereunder, Novasys agrees to pay to Curon six hundred and fifty thousand United States Dollars (US $ 650,000) in cash, by wire transfer within two (2) days after the Effective Date, and in accordance with written instructions previously provided by Curon to Novasys.

ARTICLE 4

PROSECUTION, MAINTENANCE AND ENFORCEMENT OF LICENSED PATENTS

4.1 Prosecution and Maintenance

4.1.1 General. Curon shall have the right to control, at its expense, the Prosecution and Maintenance worldwide, in such countries as it deems appropriate, of the Existing Field Patents, Future Field Patents filed by Curon, and the Other Patents using counsel of its choice. Curon shall keep Novasys reasonably informed on matters regarding the status of the Prosecution and Maintenance of the Curon Patents and Other Patents. Curon shall maintain in Schedule 1.3.1 and provide to Novasys a listing of the Curon Patents, and their prosecution status, which shall be amended at least quarterly for purposes of updating it. Curon shall also maintain in Schedule 1.11.1 and provide to Novasys a listing of the Other Patents therein, and their prosecution status, which shall be amended at least quarterly for purposes of updating it. Novasys shall have the right, upon written request, to inspect the prosecution records of any Curon Patent or any Other Patent. Novasys shall have the right to control, at its expense, the Prosecution and Maintenance worldwide, in such countries as it deems appropriate, of all Patent Continuations filed by Novasys. Novasys shall keep Curon reasonably informed on matters regarding the status of the Prosecution and Maintenance of the Patent Continuations.

4.1.2 New Novasys Field Patents. Novasys owns all right, title and interest to and shall have the sole right to control, at its expense, the Prosecution and Maintenance worldwide, in such countries as it deems appropriate, of the New Novasys Field Patents using counsel of its choice.

4.1.3 Backup Prosecution Rights. Certain of the Curon Patents have been previously licensed to a Third Party in a field of use outside the Novasys Field (the “Other Licensee”). Curon has granted the Other Licensee certain backup prosecution rights in the event Curon elects to abandon a Patent licensed to the Other Licensee (the “Other Backup Prosecution Rights”). If Curon elects, at its sole discretion, to abandon any Patent within the Curon Patents, it shall provide Novasys at least sixty (60) days’ prior written notice referencing this Section 4.1.3 and referencing the specific Curon Patent(s) that it intends to abandon. If the Curon Patent is subject to the Other Backup Rights, Curon will notify Novasys of this fact. If the Other Licensee does not exercise the Other Backup Prosecution Rights, or if the Curon Patent is not otherwise subject to the Other Backup Prosecution Rights, Novasys shall have the right, but not the obligation, to control, at its expense, the Prosecution and Maintenance worldwide of any referenced Curon Patent in the name of Curon. In no event will Curon allow any Curon Patent to become abandoned by failure of Prosecution or Maintenance without providing Novasys the opportunity to undertake Prosecution and Maintenance under this Section 4.1.3 in a timely manner. Further, to the extent that Novasys at its own expense undertakes the Prosecution and Maintenance of any Curon Patent, whose prosecution or maintenance was ceased by Curon and, if applicable not assumed by the Other Licensee, then as additional consideration for Novasys’ Prosecution and Maintenance of such Curon Patent, Curon will assign all of its right, title and interest to such Curon Patent at the time Novasys assumes Prosecution and Maintenance under this Section 4.1.3, and to all improvements and derivative works thereof, including without limitation all other worldwide patent applications and resulting Patents that may be issued or related thereto, and all continuations, continuations-in-part, divisions, renewals, substitutes, extensions or reissues thereof, all foreign or international counterpart applications thereof, all reexaminations or reissuances thereof, the subject matter of all claims which may be obtained in such Curon Patent, the scope of the specifications described in any of the foregoing, to the end of the term or terms for which such Curon Patent is or may be granted, reissued or reexamined, and to all Intellectual Property Rights related thereto, and all rights to profits, damages and other remedies for any past, present and future infringement of such Curon Patent, and the right to sue and collect the same for Novasys’ own use and benefit and the benefit of Novasys’ successors, assigns or other legal representatives, and such Curon Patent shall be removed from the definitions of Curon Patents. Curon shall execute, deliver and record any documents or instruments of assignment or otherwise required to effect such assignment.

4.2 Enforcement.

4.2.1 General. If either Party determines that a Third Party is making, using or selling a product that may infringe the Curon Patents, such Party shall promptly notify the other Party in writing. Novasys shall have the first right (itself or through a designee), at its sole option, to bring suit to enforce the Curon Patents against any infringement directed solely to the Novasys Field or to defend any declaratory judgment action with respect thereto; provided, however, that Novasys shall keep Curon reasonably informed as to such activities. Curon shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by Novasys from an action initiated by Novasys to enforce the Curon Patents shall be first applied to reimburse Novasys’ and then Curon’s unreimbursed expenses, including reasonable attorneys’ fees and court costs, incurred by such Party in the course of such action. Any remainder shall be retained by Novasys. Curon shall have the first right (itself or through a designee), at its sole option, to bring suit to enforce the Curon Patents against any infringement directed solely outside the Novasys Field or to defend any declaratory judgment action with respect thereto; provided, however, that Curon shall keep Novasys reasonably informed as to such activities. Novasys shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by Curon from an action initiated by Curon to enforce the Curon Patents shall be first applied to reimburse Curon’s and then Novasys’ unreimbursed expenses, including reasonable attorneys’ fees and court costs, incurred by such Party in the course of such action. Any remainder shall be retained by Curon.

4.2.2 Backup Enforcement Rights. In the event Novasys elects not to initiate an action to enforce the Curon Patents against a commercially significant infringement by a Third Party under the provisions of Section 4.2.1, Curon may initiate such action at its expense. Novasys shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by Curon from an action initiated by Curon to enforce the Curon Patents in accordance with this Section 4.2.2 shall be first applied to reimburse Curon’s and then Novasys’ unreimbursed expenses, including reasonable attorneys’ fees and court costs, incurred by such Party in the course of such action. Any remainder shall, to the extent the same pertains to an infringement of the Curon Patents be divided seventy-five percent (75%) to Curon and twenty-five percent (25%) to Novasys. In the event Curon elects not to initiate an action to enforce the Curon Patents against a commercially significant infringement by a Third Party under the provisions of Section 4.2.1, Novasys may initiate such action at its expense. Curon shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by Novasys from an action initiated by Novasys to enforce the Curon Patents in accordance with this Section 4.2.2 shall be first applied to reimburse Novasys’ and then Curon’s unreimbursed expenses, including reasonable attorneys’ fees and court costs, incurred by such Party in the course of such action. Any remainder shall, to the extent the same pertains to an infringement of the Curon Patents be divided seventy-five percent (75%) to Novasys and twenty-five percent (25%) to Curon.

4.3 Cooperation. Each Party hereby agrees to reasonably cooperate with respect to activities undertaken in accordance with this Article 4, at the other Party’s request and expense, including by joining as a party plaintiff and executing documents. Accordingly in connection therewith, upon the request of and, at the expense of a Party, the other Party shall make available at reasonable times and under appropriate conditions relevant personnel, records, papers, information and other materials in its possession and control.

4.4 Information. Without limiting any of the foregoing, Curon and Novasys shall promptly notify each other in writing of any and all matters affecting the validity and/or enforceability of the Curon Patents.

ARTICLE 5

CONFIDENTIALITY

5.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any information or materials furnished to it by the other Party pursuant to this Agreement that either (i) the receiving Party reasonably should have known are confidential and proprietary to the disclosing Party or (ii), if disclosed in tangible form, are marked “Confidential” or with other similar designation to indicate their confidential or proprietary nature or, if disclosed orally, are indicated orally at the time of initial disclosure to be confidential or proprietary by the disclosing Party and are confirmed as being confidential or proprietary by the disclosing Party in a writing delivered to the receiving Party within a reasonable time after such disclosure (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

5.1.1 was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), at the time of disclosure;

5.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

5.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

5.1.4 was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

5.1.5 was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

Notwithstanding anything herein to the contrary, subject only to the provisions of Sections 5.1.2, 5.1.3 and 5.1.5 above, all prosecution documents and other information relating to (i) the New Novasys Field Patents shall be deemed to be Confidential Information of Novasys and (ii) the Excluded Field shall be deemed to be Confidential Information of Curon.

5.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party as follows: (i) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses as permitted hereunder; (ii) to the extent such disclosure is reasonably necessary in Prosecuting and Maintaining Patents in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, obtaining regulatory approval or fulfilling post-approval regulatory obligations for products covered by Curon Patents, or as otherwise required by Law, provided, however, that if a Party is required by Law to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, (but not to the extent inappropriate in the case of patent applications), shall use its reasonable efforts to seek confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with advisors (including financial advisors, lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to by the Parties.

5.3 Prior NDA Agreement. This Agreement supersedes the Mutual Non Disclosure Agreement between the Parties dated May 1, 2006 (the “Prior NDA”). All information exchanged between the Parties under the Prior NDA shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 5.

5.4 Confidential Terms/Publicity. Each of Party agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior written consent of the other

Party, except (i) to advisors (including financial advisors, attorneys and accountants) and investors on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof; (ii) as required by any court or other governmental body or as otherwise required by law; (iii) in confidence: in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (iv) as required in connection with any government or regulatory filings, including filings with the SEC.

ARTICLE 6

REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS

6.1 General. Each Party represents, warrants and covenants to other that (i) it has obtained all necessary corporate approvals to enter into and execute this Agreement; (ii) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted herein, and to perform its obligations hereunder; and (iii) it has not previously granted and will not grant any rights in conflict with the rights and licenses granted herein.

6.2 By Curon. Curon further represents, warrants and covenants to Novasys that (i) (i) it has not previously granted, and will not grant at any future time, any right, license or interest in or to the Licensed Intellectual Property or Other Patents, or any portion thereof that is in conflict with the rights or licenses granted to Novasys under this Agreement; (ii) Curon owns all right, title and interest in and to the Curon Patents, free and clear of any lien, charges, encumbrances and security interests; (iii) to Curon’s knowledge, as of the Effective Date, there are no threatened or pending actions, suits, investigations, claims or proceedings in any way relating to the Curon Patents or Other Patents; (iv) as of the Effective Date, it does not know of any facts or circumstances that would render any portion of the Curon Patents or Other Patents invalid or unenforceable,; (v) all fees and charges required to be paid on account of the Curon Patents (Schedule 1.3.1) and the Other Patents (Schedule 1.11.1) have been timely paid for maintaining the Curon Patents and the Other Patents in full force and effect, and (vi) except as set forth on Schedules 1.3.2 and 1.11.1, all present and currently pending Patents Controlled by Curon., and future pending applications or Patents reasonably related to the Novasys Field are deemed Curon Patents and are subject to the licenses under Section 2.1.1.

6.3 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification of Curon. Novasys shall indemnify and hold harmless each of Curon and its Affiliates, and the directors, officers, and employees of Curon and of such Affiliates, and the successors and assigns of any of the foregoing (the “Curon Indemnitees”), from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of settlement) (any of the foregoing, a “Claim”) incurred by any Curon Indemnitee, based upon (i) a claim of a. Third Party, to the extent resulting from the breach of any of Novasys’ express obligations, representations and warranties set forth in this Agreement or (ii) a claim relating to product liability concerning any product, process, or service, made, used or sold pursuant to any assigned right or license granted to Novasys under this Agreement.

7.2 Indemnification of Novasys. Curon shall indemnify and hold harmless each of Novasys and its Affiliates, and the directors, officers, and employees of Novasys and of such Affiliates, and the successors and assigns of any of the foregoing (the “Novasys Indemnitees”), from and against any and all Claims incurred by any Novasys Indemnitee, based (i) a claim of a Third Party, to the extent resulting from the breach of any of Curon’s express obligations, representations and warranties set forth in this Agreement or (ii) a claim relating to product liability concerning any product, process, or service, made, used or sold pursuant to any license granted to Curon under this Agreement.

7.3 Procedure. A Party that intends to claim indemnification under this Article 7 (the “lndemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to require such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification obligations of the parties in this Article 7 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 7, but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article 7. The Indemnitee under this Article 7 and its employees shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Claim covered by this indemnification.

ARTICLE 8

GENERAL MUTUAL RELEASES

8.1 Release of Novasys by Curon. Curon hereby irrevocably releases, discharges, acquits, forgives, and discharges Novasys, its officers, employees, attorneys, Affiliates, predecessors, successors, and assigns, jointly and severally, from any and all claims, actions, suits, demands, agreements, liabilities, judgments, and proceedings both at law and in equity, arising from the beginning of time to the Effective Date, known or unknown, foreseen or unforeseen, suspected or unsuspected, vested or contingent, accrued or unaccrued, which Curon and/or its Affiliates either together or severally now have, or may hereafter have against Novasys, its officers, employees, attorneys, Affiliates, predecessors, successors, and assigns, or any of them, directly or indirectly arising out of, proximately caused by or resulting from, connected with, or based upon or in any manner related to, in the past, or at present, any Intellectual Property Rights Controlled by Curon.

8.2 Release of Curon by Novasys. Novasys hereby irrevocably releases, discharges, acquits, forgives, and discharges Curon, its officers, employees, attorneys, Affiliates, predecessors, successors, and assigns, jointly and severally, from any and all claims, actions, suits, demands, agreements, liabilities, judgments, and proceedings both at law and in equity, arising from the beginning of time to the Effective Date, known or unknown, foreseen or unforeseen, suspected or unsuspected, vested or contingent, accrued or unaccrued, which Novasys and/or its Affiliates either together or severally now have, or may hereafter have against Curon, its officers, employees, attorneys, Affiliates, predecessors, successors, and assigns, or any of them, directly or indirectly arising out of, proximately caused by or resulting from, connected with, or based upon or in any manner related to, in the past, or at present, any Intellectual Property Rights Controlled by Novasys.

8.3 Waiver of Civil Code § 1542. In executing this Agreement, the Parties, and each of them, acknowledge that they each may in the future discover facts different from or in addition to those which they now know or believe to be true with respect to the matters which are the subject of this Agreement, and agree that this Agreement shall remain in effect in all respects, notwithstanding the discovery or existence of different or additional facts. Accordingly, the Parties, and each of them, hereby waive all rights and benefits which they now have or in the future may have under and by virtue of the terms of Section 1542 of the California Civil Code, which has been fully explained to the Parties, and each of them, by their respective attorneys, and reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

8.4 No Admission of Liability. It is understood and agreed that this Agreement is the compromise of disputed claims, and that the payment and licenses hereunder and other terms herein are not to be construed as an admission of any liability on the part of either Party, and that the Parties deny any liability to each other.

ARTICLE 9

MISCELLANEOUS

9.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to conflicts of laws principles.

9.2 Assignment. This Agreement may not be assigned by either Party without the prior consent of the other Party hereto; provided that such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, either Party may assign this Agreement to a Person that succeeds to all or substantially all of such Party’s business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise. This Agreement shall be binding upon successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 9.2 shall be null and void.

9.3 Limitation of Liability. EXCEPT FOR SUCH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

9.4 Force Majeure. Except with respect to the payment of money, in the event either Party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, terrorism, war, invasion, strikes, riots, earthquakes, storms, fires, energy shortage, acts of government or governmental agencies, or any other cause whatsoever beyond the reasonable control of the Party, the Party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

9.5 Notices. All notices, requests and communications hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission (receipt confirmed), mailed by registered or certified mail (return receipt requested) postage prepaid, or sent by international express courier service (e.g., Federal Express), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties, or such other address as may be specified in writing to the other Party:

If to Novasys,

addressed to:	Novasys Medical, Inc.
39684 Eureka Drive
Newark, California 94560
Attention: Debra Reisenthel
Telephone: 510-226-4090
Facsimile: 510-353-0524

with a copy to:	Luce Forward Hamilton & Scripps, LLP
11988 El Camino Real Suite 200

San Diego, CA 92130
Attention: Nicola Pisano
Telephone: 858-720-6300
Facsimile: 858-720-6306

If to Curon,

addressed to:	Curon Medical, Inc.
46117 Landing Parkway
Fremont, California 94538
	Attention:	Chief Executive Officer
	Telephone:	510-661-1800
	Facsimile:	510-661-1899

with a copy to:	Ryan Kromholz & Manion, S.C
P.O. Box 26618
Milwaukee, WI 53226-0618
	Attention:	Daniel R. Ryan
	Telephone:	262-783-1300
	Facsimile:	262-783-1211

9.6 Waiver. Neither Party shall be deemed to waive or release any of its rights or interests in this Agreement except if provided in an express writing. The failure of a Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by a Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

9.7 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

9.8 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections and Exhibits to this Agreement and references to this Agreement include all such subparts. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any and all subparts); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or”; (vi) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; (viii) words using the singular or plural number also include the plural or singular number, respectively; and (ix) references to any specific Law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement Law thereof.

9.9 Independent Contractors. The relationship of Curon and Novasys established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Curon and Novasys. No Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any other Party.

9.10 Bankruptcy. All rights and licenses granted hereunder or pursuant hereto are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses to rights of “intellectual property” as defined thereunder. Notwithstanding any provisions contained herein to the contrary, if the Party granting such rights is under any proceeding under the United States Bankruptcy Code and the trustee in bankruptcy of such Party, or such Party, as a debtor in possession, rightfully elects to reject this Agreement, the licensed Party shall have the right, pursuant to Sections 365(n)(1) and 365(n)(2) of the United States Bankruptcy Code, to retain any and all of the rights licensed to it hereunder, to the maximum extent permitted by law, subject to any payments due to the licensor Party as specified herein. The Parties intend that any other similar Law (whether domestic or foreign) applicable in bankruptcy of a Party apply hereto.

9.11 Covenant of Further Assurances. Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it shall execute and deliver any further legal instruments and perform such acts which are or may become necessary to effectuate the purposes of this Agreement, including making any filings with the U.S. Patent and Trademark Office or any foreign equivalents reasonable or necessary to register the licenses and assignments granted hereunder.

9.12 No Implied Obligations. Except as otherwise provided by Law, this Agreement is not intended and shall not create any implied obligation on behalf of either Party.

9.13 Entire Agreement; Modification. This Agreement with its Exhibits set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties, including the Prior NDA. No modification to this Agreement shall be enforceable except if in a writing referencing this Agreement and signed by an authorized representative of the Party against whom it will be enforced. For clarity, once effective any agreement entered into pursuant to this Agreement shall be independent from this Agreement and the rights and obligations of the parties thereto shall be independent herefrom.

9.14 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate by their duly authorized representatives as of the Effective Date.

CURON MEDICAL, INC.		NOVASYS MEDICAL, INC.

By:	/s/ Larry C. Heaton II	By:	/s/ Debra Reisenthel
Name:	Larry C. Heaton II	Name:	Debra Reisenthel
Title:	President & CEO	Title:	President & CEO